UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

June 12, 2025

Date of Report (Date of earliest event reported)

CONNEXA SPORTS TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	1-41423	61-1789640
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

74 E. Glenwood Ave. #320

Smyrna, DE 19977

(Address of principal executive offices)

(443) 407-7564

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignation

On June 12, 2025, Warren Andrew Thomson resigned from the board of directors (the “Board”) of Connexa Sports Technologies Inc. (the “Company”) and all committees thereof, effective immediately. As an independent director, Mr. Thomson was a member of the nominations, audit, and compensation committees. Mr. Thomson has confirmed to the Company that he did not resign on account of any disagreement with the Company on any matter relating to its operations, policies, or practices.

Change in Compensatory Arrangement for Employee Director

On June 18, 2025, the Board, as part of a change in compensation to all members of the Board as disclosed under Item 8.01 below, approved a change in the compensation of the Company’s employee director, Chief Executive Officer of the Company, Thomas Tarala, for his services as a director of the Company, from cash payments of $7,500 per financial quarter and a quarterly grant of restricted common stock with a market value of $12,500 under the Slinger Bag Inc. Global Share Incentive Plan (2020), as amended (the “Plan”), to cash compensation of $60,000 per financial year. The cash payments are retroactive to when Mr. Tarala became a member of the Board and, as a result, the Company currently owes Mr. Tarala a total of $30,000 for his service on the Board ($15,000 for the quarter that began on November 1, 2024 and $15,000 for the quarter that began on February 1, 2025).

Item 8.01 Other Events

On June 18, 2025, the Board also approved a change in the compensation of the Company’s non-employee directors, from cash payments of $7,500 per financial quarter and a quarterly grant of restricted common stock with a market value of $12,500 under the Plan, to cash compensation of $60,000 per financial year. As with the amount owed to Mr. Tarala, the cash payments are retroactive to when each person became a member of the Board and, as a result, the Company currently owes each director a total of $30,000.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNEXA SPORTS TECHNOLOGIES inc.
a Delaware corporation

Dated: June 18, 2025	By:	/s/ Thomas Tarala
Chief Executive Officer and Director

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